Exhibit 1.19

EXECUTIVE SERVICES AGREEMENT

THIS EXECUTIVE SERVICES AGREEMENT (the “Agreement”) is made effective as of January 1, 2010 (“Effective Date”) between CDC Software Corporation, located at Unit 706-707, Building 9, No. 5 Science Park West Avenue, Hong Kong Science Park, Shatin, New Territories, Hong Kong, and Asia Pacific On-Line Ltd. located at Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands (“APOL”). The Company and APOL are collectively referred to as the “Parties” and each, a “Party”.

WHEREAS, APOL and CDC Corporation have previously entered into: (i) an Executive Services Agreement dated as of April 12, 2006; and (ii) an Executive Services Agreement dated as of December 19, 2008, as amended (the “Former Services Agreement”), in which APOL agreed to provide certain services to CDC Corporation and its affiliates and subsidiaries, including the services of Mr. Peter Yip (the “Executive”).

WHEREAS, in contemplation of the approaching expiration of the Former Services Agreement, and in order to retain the services of APOL and the Executive beyond such expiration date, the Company and APOL have agreed to: (i) terminate the Former Services Agreement, and (ii) enter into this Agreement and an Executive Services Agreement with a subsidiary of CDC Corporation, to replace and supersede the Former Services Agreement in its entirety.

WHEREAS, the terms of this Agreement have been approved by the Compensation Committee and the Board.

NOW, THEREFORE, in consideration of the foregoing mutual covenants and the agreements contained herein, the Parties hereby agree as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, the following words and expressions shall bear the following meanings, unless the context otherwise requires:

“Actual Adjusted EBITDA Performance” means the actual amount of Adjusted EBITDA achieved for a given quarter.

“Adjusted EBITDA” shall have the meaning ascribed to it in the publicly disclosed financial statements and press releases of the Company, as such may be amended from time to time.

“Associated Company” means any corporation or other business entity or entities that directly or indirectly controls, is controlled by, or is under common control with the Company and all other entities in the group of companies of such Associated Companies. Notwithstanding the foregoing, “Associated Company” shall exclude: (i) CDC Corporation and its subsidiaries (other than the Company and its subsidiaries); and (ii) APOL.

“Board” means the board of directors of CDC Software Corporation.

“CDC Corporation” means CDC Corporation, a company incorporated under the laws of the Cayman Islands.

“CEO Options Transfer Agreement” means the CEO Options Transfer Agreement dated as of December 15, 2005, as amended on October 2, 2007, by and between the Executive, CDC Corporation and APOL.

“Change of Control” means that a “person,” as such term is used in Section 13(d) and 14(d) of the Exchange Act, other than CDC, APOL or any of their respective affiliates, has become an “owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of CDC Software Corporation representing 20% or more of the combined voting power of CDC Software Corporation’s then outstanding securities (including, without limitation, securities owned at the time of any increase in ownership).

“Common Stock” means the class A ordinary shares of CDC Software Corporation.

“Company” shall mean CDC Software Corporation and its subsidiaries.

“Compensation Committee” means the compensation committee of the Board.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Independent Director” shall have the meaning set forth in Rule 5605 of the NASDAQ Marketplace Rules.

“Services” means the services rendered by APOL to the Company as described in Schedule 1 hereto.

“2009 Stock Incentive Plan” means CDC Software Corporation’s 2009 Stock Incentive Plan, as amended from time to time, and any successor plan thereto.

“Target Adjusted EBITDA Performance” means the target amount of Adjusted EBITDA for a given quarter which shall be set prior to the end of such quarter or during the annual budgeting process by the Board.

1.2 Any reference in this Agreement to any ordinance or other enactment shall be deemed also to refer to any statutory modification, amendment, codification or re-enactment thereof or substitution therefore or regulations or guidelines issued under any of the foregoing.

1.3 Any reference to a numbered section or a numbered schedule shall be a reference to the relevant section, or as the case may be, the relevant schedule of this Agreement.

1.4 The headings to the sections of this Agreement shall not affect its interpretation.

1.5 References to this Agreement shall be inclusive of all Schedules and Exhibits.

2. TERMINATION OF FORMER SERVICES AGREEMENT

2.1 Upon execution of this Agreement by the parties hereto and the execution of an Executive Services Agreement with a subsidiary of CDC Corporation other than the Company, it is hereby acknowledged and agreed that the Former Services Agreement is hereby terminated, superseded and replaced in its entirety, effective as of January 1, 2010.

3. TERM OF APPOINTMENT

3.1 The Company hereby engages APOL, and APOL accepts such engagement, to render Services for a period of three (3) years from the Effective Date (the “Term”).

4. CONSIDERATION

4.1 In consideration for the provision of Services by Executive, the Company shall pay, provide or grant to APOL such compensation as is set forth herein (collectively, the “Management Fee”). The Company will not be obliged to increase the Management Fee at any time during the Term.

4.2 The cash portion of the Management Fee (the “Cash Compensation”) shall consist of annual cash remuneration, payable monthly in arrears upon invoice from APOL, in the aggregate amount of $800,000 per year.

4.3 Executive shall be eligible for a potential cash bonus, payable in arrears promptly after the date of each CDC Software Corporation quarterly earnings announcement, of up to $200,000 per fiscal quarter commencing with the first fiscal quarter of 2010 (the “EBITDA Bonus”), such that if:

(i) the Actual Adjusted EBITDA Performance for CDC Software Corporation for a quarter meets or exceeds the Target Adjusted EBITDA Performance for CDC Software Corporation for such quarter, Executive would receive 100% of the EBITDA Bonus; or

(ii) the Actual Adjusted EBITDA Performance for CDC Software Corporation for a quarter is equal to or greater than 90% (but less than 100%) of the Target Adjusted EBITDA Performance for CDC Software Corporation for such quarter, Executive would receive a pro-rata amount of the EBITDA Bonus that corresponds to the percentage of the Target Adjusted EBITDA Performance for CDC Software Corporation so achieved for such quarter; or

(iii) the Actual Adjusted EBITDA Performance for CDC Software Corporation for a quarter is below 90% of the Target Adjusted EBITDA Performance for CDC Software Corporation for such quarter, Executive would not receive an EBITDA Bonus for such quarter.

4.4 The Cash Compensation shall be reviewed at least once annually during the Term by the Compensation Committee. The Compensation Committee shall make recommendations to the Board with respect to the compensation of the Executive. The Independent Directors of the Board shall be responsible for evaluating the recommendations of the Compensation Committee. Any: (i) changes to the Cash Compensation or Management Fee; and (ii) determination of whether or not Executive, CDC Corporation, any Associated Company or any affiliate of the foregoing has accomplished any milestone or similar event related to any compensation of Executive, APOL or their affiliates, shall be approved and determined by a majority of the Independent Directors of the Board in their sole, reasonable discretion.

4.5 To the extent reasonably practicable, the Company shall cooperate with APOL to ensure that the remuneration arrangements set forth in this Agreement are structured in a tax efficient manner for all concerned parties.

5. SHARE OPTIONS

5.1 Prior to the date hereof, APOL and/or Executive have been granted certain options to purchase Common Stock that vest in regular intervals (the “Existing Options”).

5.2 The Board may, from time to time in its sole discretion and as it deems appropriate, grant additional options to purchase common stock or other incentives to Executive or APOL pursuant to the terms of the 2005 Stock Incentive Plan and such other terms as are set forth herein (the “New Options”)

5.3 Notwithstanding the termination of the Former Services Agreement or anything herein to the contrary, the Existing Options shall remain outstanding and continue to vest in accordance with the terms of the grant agreements related thereto; provided, however, that the Existing Options and the New Options shall continue to vest only if: (i) the Executive remains at CDC Software Corporation to provide the Services on the day vesting of the relevant portion of those options takes place; and (ii) this Agreement has not otherwise been terminated.

5.4 (a) If this Agreement is terminated other than pursuant to Sections 12.1, 12.2, 12.3 or 12.4 hereof, provided that the Executive executes a written release in favor of the Company and its Associated Companies and their respective affiliates and subsidiaries, of any and all claims or potential claims, suits, liabilities or any other obligations that are or may be asserted by or owed to, Executive, APOL or any affiliate thereof, then the Company shall cause the Existing Options and New Options to accelerate and fully vest. In the event of a termination of this Agreement other than pursuant to Section 12.1 and 12.2 hereof, the Executive shall have not more than ninety (90) days following such termination to exercise the Existing and New Options that had vested as of the date of termination.

(b) Notwithstanding the provisions of Section 5.4(a) above, if under Sections 12.3 or 12.4 hereof the Executive is terminated or initiates the termination as a result of a death or disability that is directly related to the performance of the duties by the Executive for the Company hereunder, the Company shall cause the Existing Options and the New Options to accelerate and fully vest and the Executive or his successors or assigns, as the case may be, shall have up to one (1) year following such termination to exercise the Existing Options and the New Options.

(c) For avoidance of doubt, if under Sections 12.3 or 12.4 hereof, the Executive is terminated or initiates the termination as a result of a death or disability that is NOT related to the performance of the duties by the Executive for the Company hereunder, the Existing Options and the New Options shall not accelerate but the Executive or his successors or assigns, as the case may be, shall have up to one (1) year following such termination to exercise the Existing Options and the New Options that had vested as of the date of termination.

5.5 If there is a Change of Control and within one (1) year from the Change of Control date, the Company (or its successor) terminates this Agreement for any reason other than in accordance with Section 12 hereof, as of the date of termination (the “Termination Date”), all unexercised Existing Options and New Options shall immediately vest and APOL shall have the right to exercise such Existing Options and New Options on and as of the Termination Date; provided that this Section 5.5 shall not apply if a Change of Control shall have occurred and the Services provided by the Executive are retained and the Executive remains in good standing with the Company (or its successor) during the one (1) year from the Change of Control date.

5.6 If there is a Change of Control and the Services provided by Executive are retained and the Executive remains in good standing with the Company (or its successor), then at the one (1) year anniversary date of the Change of Control (the “Anniversary Date”), all unexercised Existing Options and New Options shall immediately vest and APOL shall have the right to exercise such Existing Options and New Options from the Anniversary Date up to the last day upon which the Services are provided by the Executive whether pursuant to this Agreement or a successor agreement; provided that during the course of the one (1) year period prior to the Anniversary Date, the Existing Options and the New Options shall vest in accordance with the terms of the grant agreements related thereto.

5.7 The Parties agree that except as provided in the CEO Options Transfer Agreement or otherwise pursuant to the prior written consent of the Company, APOL will not sell, offer to sell, contact to sell, grant any option to purchase or otherwise dispose of any Existing Options or New Options (whether vested or unvested), or any securities convertible into exercisable or exchangeable for such Existing Options or New Options (whether vested or unvested), including the Common Stock, or in any other manner transfer all or a portion of the economic consequences associated with the ownership of any such Existing Options or New Options (whether vested or unvested) during the term of this Agreement.

5.8 Any award of options shall not affect the accrued rights of Executive or APOL in other options or incentives related to the securities of CDC Corporation or its subsidiaries or affiliates other than the Company and its subsidiaries.

6. OTHER BENEFITS

Upon presentation of proper vouchers, receipts or other proof, the Company shall reimburse APOL with respect to reasonable expenses of the Executive related to travel, entertaining and subscriptions, in accordance with the policies of the Company, in each case reasonably incurred in the performance of the Services.

7. RIGHT TO NOMINATION OF DIRECTOR

For so long as: (i) APOL beneficially owns at least 5% of CDC Corporation’s Common Stock; and (ii) the Executive, or together with one or more members of his immediate family, is the beneficial owner of at least 50% of APOL; APOL shall have the right to nominate one Director to the Board, subject to the approval of the shareholders of CDC Software Corporation.

8. CONFIDENTIAL INFORMATION

8.1 Each of APOL and the Executive covenants and agrees not to use, other than for the benefit of the Company and to keep confidential, during the term of this Agreement, all information about the Company and all Associated Companies which the Company or any of the Associated Company treats as confidential, including, but not limited to, information about customers, marketing plans, marketing techniques, technical information, and possible new products or services, except that APOL and the Executive shall not be required to keep particular items of information confidential after those items of information become generally available to the public without a breach by APOL or the Executive of the obligations under this Agreement.

8.2 Each of APOL and the Executive covenants and agrees that, except during the performance of the Services, they shall not, at any time, directly or indirectly, without the prior written consent of the Company, use or disclose to any person any confidential or proprietary information (“Confidential Information”) obtained or developed by APOL or the Executive, as the case may be, during the term of this Agreement relating to the Company’s business, except information which at the time is: (i) available to others in the same business as the Company or generally known to the public other than as a result of disclosure by him not permitted hereunder; (ii) lawfully acquired from a third party who is not obligated to the Company to maintain such information in confidence; or (iii) used in any dispute or proceedings between third parties and APOL or the Executive, as the case may be, and is legally compelled disclosure; provided, APOL and/or the Executive, as the case may be, shall (a) assert the privileged and confidential nature of the Confidential Information against the third party seeking disclosure, and (b) cooperate fully with the Company in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information. In the event that such protection against disclosure is not obtained, APOL or the Executive, as the case may be shall be entitled to disclose the Confidential Information, but only as and to the extent necessary to legally comply with such compelled disclosure.

8.3 Each of APOL and the Executive covenants and agrees to disclose promptly to the Company all new discoveries, ideas, formulae, products, methods, processes, designs, trade secrets, copyrightable material, patentable inventions, intellectual property or other useful technical information or know-how and all improvements, modifications or alterations of existing discoveries made, discovered or developed by the Executive, either alone or in conjunction with any other person during the term of this Agreement, or using the Company’s or any Associated Company’s materials or facilities which discoveries or developments are based on, derived from or make use of any information directly related to the business disclosed to, or otherwise acquired by, the Executive from the Company or any Associated Company during the term of this Agreement. Each of APOL and the Executive covenants and agrees that any copyright, patent, trademark or other proprietary rights in any such discoveries shall be the sole and exclusive property of the Company, and the Company need not account to APOL or the Executive for any revenue or profit derived therefrom. If by operation of law or otherwise, any or all of the items of this Section 8.3 or any component or element thereof is considered to be the intellectual property right of APOL or the Executive, APOL and the Executive (as applicable) covenants and agrees to irrevocably assign to the Company, its successor and assigns, ownership of all copyrights and all other intellectual property rights available with respect to each such element or item. Each of APOL and the Executive shall be deemed to have granted the Company an irrevocable power of attorney to execute as its or his agent any and all documents (including copyright registrations) deemed necessary by the Company to perfect Company’s intellectual property rights in and to each of the items in this Section 8.

9. NON-SOLICITATION

9.1 APOL and the Executive will not for a period of twelve (12) months after the termination of this Agreement either personally or by an agent directly or indirectly, either on his own account or for any other person, firm or company, or in association with or in the employment of any other person, firm or company, solicit or serve or interfere with or endeavor to entice away from the Company or any Associated Company any person, firm or company who within twelve (12) months prior to or at the date of such termination was a customer of or in the habit of dealing with the Company or any Associated Company and with whom APOL and the Executive had contact or about whom APOL and the Executive became aware or informed in the course of this Agreement.

9.2 APOL and the Executive will not for a period of twelve (12) months after the termination of this Agreement with the Company either personally or by an agent directly or indirectly, either on his own account or for any other person, firm or company, solicit or interfere with or endeavor to entice away from the Company or any Associated Company any person who within twelve (12) months prior to or at the date of such termination was an employee, director or consultant of the Company or any Associated Company.

10. NON-COMPETITION

10.1 During the continuance of this Agreement, except as otherwise permitted as an exception set forth on Schedule 2 hereto, without the prior written consent of the Company, APOL and the Executive shall not undertake any other business or profession that is in direct competition with the Company or be or become a director, employee or agent of any other company (other than for an Associated Company), firm or person that has a substantial portion of its business in direct competition with the Company from time to time. The Executive may, however, hold or acquire by way of bona fide investment only shares or other securities of any company in compliance with Company policy unless the Company shall require him not to do so in any particular case on the ground that such other company is or may be carrying on a business competing or tending to compete with the business of the Company or any Associated Company.

10.2 APOL and the Executive will not for a period of twelve (12) months after the termination of this Agreement either personally or by an agent directly or indirectly either on his own account or for any other person, firm or company or in association with or in the employment of any other person, firm or company be engaged in or concerned directly or indirectly in any executive, technical or advisory capacity in any business concern (of whatever kind) which is in competition with the business of the Company or any Associated Company. This Section 10.2 shall not restrain APOL and the Executive from being engaged or concerned in any business concern in so far as APOL’s or the Executive’s duties or work shall relate solely:

(i)	to geographical areas where the business concern is not in competition with the Company or any Associated Company; or

(ii)	to services or activities of a kind with which APOL or the Executive was not concerned to a material extent during this Agreement.

10.3 IN CONNECTION WITH THIS SECTION 10, APOL AND THE EXECUTIVE EACH REPRESENTS THAT ITS OR HIS EXPERIENCE, CAPABILITIES AND CIRCUMSTANCES ARE SUCH THAT THESE PROVISIONS WILL NOT PREVENT APOL OR THE EXECUTIVE (AS APPLICABLE) FROM EARNING A LIVELIHOOD AND THAT THE LIMITATIONS SET FORTH THEREIN ARE REASONABLE AND PROPERLY REQUIRED FOR THE ADEQUATE PROTECTION OF THE COMPANY.

11. RETURN OF PAPERS, RIGHT TO INJUNCTIVE RELIEF, INDEMNITY, ETC.

11.1 Each of APOL and the Executive covenants and agrees, in order to effectuate the intent of the Parties with respect to confidentiality of the trade secrets of the Company, to return to the Company forthwith upon the request of the Company or the termination of this Agreement or promptly thereafter, all documents, materials, photographs, memorandum, and all copies or reproductions thereof, or any property of a similar or different nature containing information relating to the business or other Confidential Information, whether such material was furnished by the Company, prepared by APOL or the Executive, or otherwise came into its or his possession, custody or control during the Agreement. APOL and the Executive shall not be entitled to and shall not retain any copies thereof. Title and copyright therein shall vest in the Company. Each of the APOL and the Executive further agrees to use its or his best efforts and to exercise utmost diligence to protect and guard and keep secret and confidential all Confidential Information that shall come into its or his possession by reason of its or his Services to the Company.

11.2 Each of APOL and the Executive acknowledges that the Company or an Associated Company may suffer irreparable harm, which cannot readily be measured in monetary terms, if APOL or the Executive breaches the obligations under Sections 8, 9, 10 or 11 (other than Section 11.3) hereof. Each of APOL and the Executive further acknowledges and agrees that the Company or an Associated Company may obtain injunctive or other equitable relief against it or him to prevent or restrain such breach causing such harm; provided, however, that where such breach involves subject matter that is susceptible of being cured, APOL and the Executive (as applicable) will cure such breach as promptly as practicable upon notice of such breach to APOL and the Executive (as applicable). Such injunctive relief shall be in addition to any other remedies the Company might have under this Agreement or at law.

11.3 APOL agrees and warrants to the Company that it shall, and shall procure that the Executive will, indemnify the Company and any Associated Company, and hold the Company and any Associated Company harmless against any of its or the Executive’s non-payment of any and all social security, income tax, tax related to employee benefits or retirement, any required insurance including without limitation, professional indemnity, and other national, provincial or local taxes or assessments in connection with its remuneration arrangements and benefits from the Company and any Associated Company. In addition, each of APOL and the Executive specifically represents, warrants and covenants to the Company that to the extent that it and he are subject to any withholding or deduction under income tax laws of any jurisdiction with respect to the remuneration arrangements and benefits from the Company and any Associated Company, that it and he will hold the Company and each Associated Company harmless against any non-withholding or non-deduction in connection with the remuneration arrangements and benefits from the Company and any Associated Company.

12. TERMINATION OF AGREEMENT

12.1 If the Executive:

(a)	shall be or become incapacitated from any cause whatsoever from efficiently performing his duties hereunder for six (6) consecutive months in aggregate in any period of twelve (12) consecutive months;

(b)	shall be or become prohibited by law from being a director;

(c)	is convicted of, pleads guilty to or does not contest a felony;

(d)	has been grossly negligent or acted dishonestly, in either case, to the material detriment of the Company or any Associated Company;

(e)	has engaged in actions amounting to willful misconduct;

(f)	has materially breached any of the terms of this Agreement which breach is not reasonably cured within thirty (30) days after written notice to the Executive from the Company; or

(g)

refuses or negligently refuses fails to comply with reasonable and lawful instructions of the Company or the Company’s written regulations, which failure is not reasonably cured within thirty (30) days after written notice to the Executive from the Company,

, then the Company shall be entitled to terminate this Agreement at any time by notice in writing to APOL. APOL or the Executive shall have no claim against the Company by reason of such termination.

12.2 If APOL:

(a)	shall become insolvent; or

(b)	shall fail to be able to procure the Services of Mr. Peter Yip as the Executive;

, then the Company shall be entitled to terminate this Agreement at any time by notice in writing to APOL. APOL or the Executive shall have no claim against the Company by reason of such termination.

12.3 In the event of the Executive’s death during this Agreement, this Agreement shall be deemed to have terminated on the last day of the calendar month during which the Executive’s death shall occur, and the Company shall: (i) pay to the Executive’s estate, in full discharge of its obligations hereunder, compensation for the Services up to and including the last day of the month in which the death occurred; and (ii) reimburse the Executive’s estate for any expenses properly incurred prior to the termination of this Agreement. Thereafter, the Company’s obligations hereunder shall terminate subject to Section 5.4.

12.4 APOL may terminate this Agreement upon providing six (6) months notice in writing to the Company.

12.5 Except as specifically provided in Sections 12.1, 12.2, and 12.3 hereof, the Company may terminate this Agreement by providing six (6) months notice in writing to APOL. Thereafter, the Company’s obligations hereunder shall terminate subject to Section 5.4.

12.6 Any delay or forbearance by the Company in exercising any right of termination shall not constitute a waiver of it.

13. [RESERVED]

14. MISCELLANEOUS

14.1 The schedules and appendices attached hereto are incorporated herein by reference and made a part hereof.

14.2 APOL warrants and covenants on behalf of itself and the Executive that there is no other contract or duty on its or his part that will be inconsistent with this Agreement.

14.3 APOL agrees that it will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall APOL’s rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Subject to the provisions of Sections 5.6 and 5.7, nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any Associated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

14.4 If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. It is the intention of the Parties that the provisions contained in Sections 8, 9, 10 and 11 (other than Section 11.3) shall be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts allegedly in breach of these provisions.

14.5 Each of the Parties hereto shall have the right to waive any of its rights under this Agreement in whole or in part, in its absolute discretion, and any such right once waived may thereafter, subject to the terms of the waiver, be reasserted by such Party at any time and enforced pursuant to the terms of this Agreement.

14.6 Except as otherwise set forth herein, this Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior oral or written and all contemporaneous oral agreements between the Parties with respect to the subject matter hereof. No extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement and APOL or the Executive.

14.7 This Agreement may be amended, modified or waived only by a separate written instrument duly executed by or on behalf of each of the Parties hereto.

14.8 The headings for the sections of this Agreement are for convenience only and are not part of this Agreement.

14.9 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

14.10 The Parties acknowledge that: (i) they have had the opportunity to consult counsel in regard to this Agreement if they so desire; (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and based on each Party’s own judgment and not on any representations or promises made by the other Party, other than those contained in this Agreement.

15 NOTICES

All such notices and communications shall be effective (a) when sent by FedEx or other overnight service of recognized standing, on the third business day following the deposit with such service; and (b) when faxed during normal business hours on a day on which the Company is open for business, upon confirmation of receipt. The Parties shall be obligated to notify each other in writing of any change of the below address. Notice of change of address shall be effective only when done in accordance with this section. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed or delivered via courier to each Party as follows:

If to the Company:

CDC Software Corporation
2002 Summit Boulevard, Suite 700
Atlanta, GA 30319
ATTN: General Counsel

With a copy to:

CDC Corporation
11/F ING Tower
308 Des Voeux Road
Central Hong Kong
Attention: Dr. Raymond Ch’ien
(852) 2893-5245

If to APOL or the Executive:

Scotia Centre, 4th Floor,
P.O. Box 2804, George Town,
Grand Cayman KY1-1112,
Cayman Islands
Attention: Peter Yip
(852) 2116-1078

16. GOVERNING LAW

This Agreement shall be governed by and construed under the laws of Hong Kong and each of the Parties hereby irrevocably agrees for the exclusive benefit of the Company that the Courts of Hong Kong are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

IN WITNESS WHEREOF, this Executive Services Agreement has been signed by or on behalf of the parties hereto and is effective as of the date first written above.

CDC SOFTWARE CORPORATION

BY:		WITNESS

	/s/ Carrick John Clough	/s/ Karen Wu
Name:	Carrick John Clough
Title:	Director

WITNESS

	/s/ Raymond K. F. Ch’ien	/s/ Anita Fok
Name:	Raymond K. F. Ch’ien
Title:	Director

ASIA PACIFIC ON-LINE LTD.

BY: For and on behalf of Asia Pacific On-Line Limited		WITNESS

	/s/ Nicola Chu	/s/ Laura Yip
Name:	Nicola Chu
Title:	Director

PETER YIP

Sections 8, 9, 10 and 11 are hereby acknowledged and agreed to by Executive.

WITNESS

	/s/ Peter Yip	/s/ Karen Wu
Name:	Peter Yip
Date:	March 1, 2010

Schedule 1

The Services shall be comprised of:

1. The Executive shall be seconded from APOL to the Company to serve as Chief Executive Officer of CDC Software Corporation.

2. The Executive shall undertake such duties as are customary and appropriate for a Chief Executive Officer of CDC Software Corporation, including but not limited to strategic planning and implementation, acquisitions, government relations, hiring and terminating senior management personnel and reporting to the Board regarding the overall progress of CDC Software Corporation and its subsidiaries and affiliates.

3. The Executive and APOL shall promote the businesses of CDC Software Corporation and its subsidiaries and affiliates and act in good faith while performing their respective duties and obligations under this Agreement, at all times in the best interests of CDC Software Corporation and its subsidiaries and affiliates.

4. In such capacity as Chief Executive Officer of CDC Software Corporation, the Executive shall render such services as are necessary and desirable to protect and advance the best interest of CDC Software Corporation, acting in all instances under the supervision and in accordance with the policies set by the Board.

Schedule 2

Additional Related Entities

•	Hong Kong Breeder’s Club

•	Asia Global Capital Fund

•	China Pacific Capital Ltd

•	C W Chu Foundation

Exceptions to Non-Competition Undertakings

1. Nothing in Section 10.1 of this Agreement shall prevent:

•

the Executive from continuing to hold any directorship or employment he is holding as of the date of this Agreement, acting as a general partner of the Asia Global Capital Fund and a co-founder and managing director of the Hong Kong Breeders Club, general partner of China Pacific Capital LP and its affiliates, and chief fund raiser for CW CHU Education Foundation; or

•

any of APOL, the Executive or any affiliates thereof from investing in or rendering advice or part-time services to any business that APOL or any descendent of Executive invest in or engage in as of the date of this Agreement, which are the Asia Global Capital Fund, the Hong Kong Breeders Club, China Pacific Capital LP and its affiliates, and the CW CHU Education Foundation.

2. Furthermore, nothing in Section 10.1 of this Agreement shall prevent the Executive from holding any directorship or being employed in any other business entity in the future, provided, that:

•

the Executive shall be obligated to notify the Board in writing promptly after he shall have received any offer to nominate the Executive as a director or to employ the Executive in any such business entity; and

•	the Board shall have no objection against the directorship or employment of the Executive in such business entity within seven (7) days of such notification.